Exhibit 16(c)(v)
– Preliminary Working Draft – – Highly Confidential – October 2024 Project Mangrove Confidential Discussion Materials Prepared for the Special Committee of the Board of Directors

– Preliminary Working Draft – – Highly Confidential – 1 Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of Mangrove in connection with its evaluation of a proposed sale of Mangrove and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Mangrove and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Mangrove. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Mangrove or any other entity, or concerning the solvency or fair value of Mangrove or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Mangrove as to the future financial performance of Mangrove, and at your direction Centerview has relied upon such forecasts, as provided by Mangrove’s management, with respect to Mangrove. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of Mangrove. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Mangrove (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Mangrove or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

– Preliminary Working Draft – – Highly Confidential –Today’s Discussion1 Valuation Perspectives2 Appendix

– Preliminary Working Draft –

– Highly Confidential –

I Valuation Perspectives

Overview of Crestview's October 11th Revised Verbal Proposal

Proposal Overview

Headline Offer

- $5.50 - $6.25 per share in cash for all outstanding shares of Mangrove common stock not currently owned by Crestview
  - Represents a 10% - 26% premium to the current price of $4.98 and a 45% - 65% premium to the price prior to the initial public proposal of $3.79
- **No additional Conditions or Key Terms have been provided as part of the revised verbal proposal**

For Reference: **Certain Conditions of Proposal from Initial Proposal**

- Non-waivable condition requires:
  - Approval and recommendation to board by Special Committee, as advised by independent legal and financial advisors
  - Approval of Mangrove Board of Directors

For Reference: **Other Key Terms from Initial Proposal**

- Assumes the current debt financing at WOW remains in place after transaction close
- Equity financing will be funded by the rollover of Crestview's existing 38.0% ownership and new equity to be provided by DigitalBridge
- Completion of customary due diligence

Implied Offer Range Metrics

Share Price		**$5.50**	**$6.25**
x DSO(1)		87.5	87.5
Implied Equity Value		**$481**	**$547**
(+) Debt(2)		1,173	1,173
(-) Cash(2)		(206)	(206)
Implied Enterprise Value		**$1,448**	**$1,514**
Mangrove Management Plan			
EV / Adj. EBITDA			
2024E	$260	5.6x	5.8x
NTM(3)	283	5.1x	5.3x
Mangrove Consensus (4)			
EV / Adj. EBITDA			
2024E	$273	5.3x	5.5x
NTM(3)	273	5.3x	5.5x
Offer Price % Prem. / (Disc.) to (4):			
Initial Proposal Price	$3.79	+45%	+65%
L52-Week High	11.32	(51%)	(45%)
L52-Week Low	2.87	+92%	+118%
30-Day VWAP	3.59	+53%	+74%
60-Day VWAP	3.52	+56%	+78%
90-Day VWAP	3.57	+54%	+75%
Memo: 13D Definition (5)			
Initial Proposal Price (5)	$3.63	+52%	+72%
60-Day VWAP (5)	3.50	+57%	+78%

Source: Crestview's non-binding revised proposal received on 10/11/24, Mangrove Management Plan and FactSet as of 10/16/24.
Note: U.S. dollars in millions, except per share amounts. EBITDA figures reflect EBITDA estimates in USD per FactSet.
(1) Assumes DSO per Mangrove management as of 9/30/24.
(2) Reflects balance sheet as of 9/30/24. Includes debt issuance closed in Oct-24.
(3) Reflects NTM Adj. EBITDA as of 10/16/24.
(4) Represents the price prior to the initial public proposal on 5/2/24.
(5) Original proposal defines the pricing date as of 5/1/24 in 13D filing.

CENTERVIEW PARTNERS

3

– Preliminary Working Draft –

– Highly Confidential –

I Valuation Perspectives

Share Price Performance Over Time

Indexed Share Price Performance – Five Years Prior to Date of Initial Public Proposal


March 2022:
First Fed rate hike post-pandemic
May 2022:
Reported Q1'22 Results, Doubled Greenfield Expansion Plans
November 2023:
Reported Q3'23 Results
$25
$20
$15
$10
$7.99
$5
$0
+100%
Mangrove 52-Week High (5/3/23): $11.32
Mangrove 52-Week Low (11/11/23): $2.87
(28%)
Current (Memo): $5.01 (37%)
$3.79 (53%)
Mangrove on Date of Initial Public Proposal
May-19
Nov-19
May-20
Nov-20
May-21
Nov-21
May-22
Nov-22
May-23
Nov-23
May-24
Oct-24
Mangrove
Broadband Peers
S&P 500

CENTERVIEW PARTNERS

4

Source: FactSet as of 10/16/24.
Note: Prices indexed to Mangrove as of 5/2/19. Broadband peer median includes CABO, CHTR, CMCSA, FYBR, LUMN and SHEN. Initial public proposal date as of 5/2/24.

– Preliminary Working Draft – – Highly Confidential –5Historicals Projections2022 2023 2024 2025 2026 2027 2028 2029Revenue $705 $687 $647 $643 $603 $615 $644 $677% Growth (3%) (6%) (1%) (6%) +2% +5% +5%% Fiber 1% 4% 7% 11% 15% 19%Adj. EBITDA(1) $254 $259 $248 $278 $295 $329 $363 $382% Growth +2% (4%) +12% +6% +12% +10% +5%% Margin 36% 38% 38% 43% 49% 54% 56% 56%(-) D&A (164) (139) (140) (136) (169) (191)Adj. EBIT $85 $138 $155 $193 $194 $191% Growth +64% +12% +24% +1% (1%)% Margin 13% 22% 26% 31% 30% 28%(-) Taxes (21) (35) (39) (48) (49) (48)Tax Rate 25% 25% 25% 25% 25% 25%NOPAT $63 $104 $116 $145 $146 $144(+) D&A 164 139 140 136 169 191(-) Capex (236) (245) (255) (239) (241) (225)(-) Δ in NWC (10) (15) (0) (5) 1 (4)(-) Other(2) (22) (16) (8) (5) (5) (3)Unlevered Free Cash Flow ($41) ($32) ($7) $32 $69 $101% Growth n.m. n.m. n.m. +115% +46%% Conversion (17%) (12%) (2%) 10% 19% 27%5 Year Management Plan SummarySource: Mangrove management.Note: U.S. dollars in millions. Reflects management forecast received by Centerview on 8/2/2024.(1) Burdened by Stock-Based Compensation.(2) Includes Non-EBITDA Severance, Non-Recurring & Integration Expenses, and Other Expenses.1 Valuation Perspectives

– Preliminary Working Draft – – Highly Confidential –6$647 $632 $634 $634$260 $272 $276 $277 $289 $269 $276 $276 $307 $283 $2848/2/24 Management Plan vs. Consensus: Selected P&L ItemsSource: Mangrove Management Plan provided on 8/2/24, Wall Street research and FactSet as of 10/16/24.Note: U.S. dollars in millions. Adj. EBITDA unburdened by stock-based compensation.RevenueAdj.EBITDAUFCF(EBITDAlessCapex)# of Est. = 3# of Est. = 2# of Est. = 3 # of Est. = 2# of Est. = 3 # of Est. = 3$643 $583 $589 $593 $603 $576 $604$45($34)$14$96$52–$24($19)$21$922024E 2025E 2026E# of Est. = 3# of Est. = 3# of Est. = 1Mgmt. Mgmt. Mgmt.Mgmt. Mgmt. Mgmt.Mgmt. Mgmt. Mgmt.n.m.1 Valuation Perspectives

– Preliminary Working Draft – – Highly Confidential –78/2/24 Management Plan vs. Consensus: MarginsAdj.EBITDAMarginUFCF as% ofRevenue40.2% 42.9% 43.5% 43.8%# of Est. = 345.0% 45.5% 46.8% 47.4% 50.8% 47.9% 49.2%3.7%(2.9%)3.3%14.5%6.9%(5.8%)2.4%16.4%8.6%–Source: Mangrove Management Plan provided on 8/2/24, Wall Street research and FactSet as of 10/16/24.Note: U.S. dollars in millions. Adj. EBITDA unburdened by stock-based compensation.2024E 2025E 2026E# of Est. = 3 # of Est. = 2# of Est. = 3 # of Est. = 3 # of Est. = 1Mgmt. Mgmt. Mgmt.Mgmt. Mgmt. Mgmt.n.m.1 Valuation Perspectives

– Preliminary Working Draft –

– Highly Confidential –

I Valuation Perspectives

Preliminary Overview of Valuation Methodologies

Methodology		Description
For Reference	52-Week Trading Range	▪ Range of closing share prices for Mangrove stock over the 52 weeks ending 5/2/24 *(initial public proposal date)*
	Analyst Price Targets	▪ Price targets for Mangrove per recent Wall Street analyst research reports as of latest available date
Trading Multiples	EV / NTM Adj. EBITDA	▪ EBITDA unburdened by stock-based compensation expense ▪ Multiples applied to Mangrove Management Plan NTM EBITDA
Precedent Transactions	EV / LTM Adj. EBITDA	▪ EBITDA unburdened by stock-based compensation expense ▪ Multiples applied to Mangrove Management Plan LTM EBITDA
Discounted Cash Flow Analysis *Including Value of Tax Assets*		▪ Mangrove Management Plan ▪ Weighted Average Cost of Capital of 9.0% – 9.8% ▪ Perpetuity growth rate of 2.5% – 3.5% ▪ Assumes utilization of NOLs starting in 2027E

Source: Mangrove management, public filings, FactSet, and Bloomberg.
Note: U.S. dollars in millions, except per share amounts. Balance sheet and fully diluted share count as of 9/30/24 per Mangrove management estimate. Share prices rounded to nearest $0.05, except for 52-week trading range. NTM metrics reflect NTM as of 10/16/24.

CENTERVIEW PARTNERS

8

– Preliminary Working Draft –

– Highly Confidential –

I *Valuation Perspectives*

Preliminary Mangrove Valuation Analysis

Methodology		Relevant Metrics	Implied Share Price Range
For Reference	*52-Week Trading Range*	**Low (11/11/23) / High (5/3/23)** *(Initial Public Proposal Date)*	$2.87 – $11.32
For Reference	*Analyst Price Targets*	**Low / High** *(Latest Available Reports)*	$3.00 – $7.50
Trading Multiples	*EV / NTM Adj. EBITDA*	**4.5x – 5.9x NTM Adj. EBITDA of $277mm**	$3.50 – $8.10
Precedent Transactions	*EV / LTM Adj. EBITDA*	**5.5x – 7.0x LTM Adj. EBITDA of $266mm**	$5.50 – $10.00
Discounted Cash Flow Analysis *Including Value of Tax Assets*		**WACC: 9.0% – 9.8% PGR: 2.5% – 3.5%**	$4.20 – $9.45


$2.87
$11.32
$3.00
$7.50
$3.50
$8.10
$5.50
$10.00
$4.20
$9.45
Initial Proposal 5/2/24: $4.80
Revised Proposal 10/11/24: $5.50 - $6.25

Source: Mangrove management, public filings, FactSet, and Bloomberg.
Note: U.S. dollars in millions, except per share amounts. Balance sheet and fully diluted share count as of 9/30/24 per Mangrove management estimate. Share prices rounded to nearest $0.05, except for 52-week trading range. NTM metrics reflect NTM as of 10/16/24.

CENTERVIEW PARTNERS

9

– Preliminary Working Draft – – Highly Confidential –10Prem. To ValuationBroker Price Target Unaff. SP Methodology+98% DCF: 11.2% WACC, 0% PGR+32% 5.0x 2025E EBITDA+6% 4.5x 2025E EBITDA(21%) 4.2x 2025E EBITDAMedian $4.50 +19%$7.50$5.00$4.00$3.00Research Analyst Price TargetsSource: Wall Street research, Bloomberg and FactSet as of 10/16/24.(3/14/24)(5/7/24)(8/26/24)(3/13/24)Buy Hold1 Valuation Perspectives

– Preliminary Working Draft –

– Highly Confidential –

I Valuation Perspectives

Selected Public Trading Statistics

Company	TEV	Market Cap.	'24E-'26E Sales CAGR	'25E EBITDA Margin	% B2C Customers by Technology[1]	Broadband Penetration	'25E UFCF[2] % Revenue	EV / NTM EBITDA	EV / Homes Passed	EV / Total Subscribers
COMCAST	$249.5	$166.0	+0.8%	31.3%	100%	51%	21.6%	6.5x	n.a.	n.a.
Charter Communications	153.5	53.6	(0.4%)	41.8%	100%	55%	19.2%	6.8x	2,657	4,821
FRONTIER	17.2	7.1	+2.6%	39.9%	27% / 73%	20%	(10.2%)	7.4x	1,861[3]	6,127[3]
LUMEN	21.3	6.5	(3.2%)	29.0%	65% / 35%	12%	1.6%	5.8x	5,470[4]	21,504[4]
Cable One	4.2	2.0	+0.2%	54.2%	100%	39%	33.8%	5.0x	1,511	4,275
SHENTEL	1.0	0.8	+20.7%[5]	30.4%	30% / 70%	33%	(46.2%)[6]	8.7x	1,930	6,217
Mean	**$74.5**	**$39.3**	**+3.4%**	**37.8%**		**35.0%**	**3.3%**	**6.7x**	**$2,686**	**$8,589**
Median	**$19.3**	**$6.8**	**+0.5%**	**35.6%**		**36.0%**	**10.4%**	**6.7x**	**$1,930**	**$6,127**

Memo: Mangrove On Date of Initial Public Proposal

Company	TEV	Market Cap.	'24E-'26E Sales CAGR	'25E EBITDA Margin	% B2C Customers by Technology	Broadband Penetration	'25E UFCF % Revenue	EV / NTM EBITDA	EV / Homes Passed	EV / Total Subscribers
Consensus[7]	$1.2	$0.3	(2.3%)	43.8%	6% / 94%	25%	8.4%	4.5x	$632	$2,499
Mgmt. Plan[8]			(3.5%)	45.0%			6.9%	4.4x		

Cable · Fiber · Copper

Source: Mangrove Management Plan and FactSet as of 10/16/24.

Note: U.S. dollars in billions. Reflects calendarized financials. EBITDA unburdened by stock-based compensation. Financial estimates reflect mean broker estimates in USD per FactSet. EBITDA figures reflect EBITDA estimates in USD per FactSet. Assumes market value of debt as of 10/16/24 for Lumen.
(1) As of latest filing. (2) Unlevered free cash flow defined as EBITDA less capex. (3) Includes only Fiber enterprise value. Fiber LTM EBITDA disclosed as 65% of total EBITDA, which is used to calculate Copper EBITDA. Copper business valued at 5.0x LTM Copper EBITDA. (4) Represents Fiber metrics. (5) Reflects 2025E YoY growth due to lack of 2026E estimates. (6) Excluding RLEC. (7) Consensus estimates as of 5/2/24. Assumes DSO and balance sheet figures as of 3/31/24. (8) Based on Mangrove Management Plan received by Centerview on 8/2/24.

CENTERVIEW PARTNERS

11

– Preliminary Working Draft –
– Highly Confidential –
I Valuation Perspectives

Multiple Evolution Over Time

EV / NTM EBITDA – Five Years to Date of Initial Public Proposal

Avg. EV / NTM EBITDA (to Date of Initial Public Proposal)	*L5Y*	*L2Y*	*L1Y*	*YTD*
Mangrove	**6.6x**	**5.6x**	**4.7x**	**4.5x**
Broadband Median	**9.0x**	**7.1x**	**7.0x**	**6.8x**
Mult. Prem / (Disc.)	*(2.4x)*	*(1.5x)*	*(2.4x)*	*(2.4x)*
% Prem. / (Disc.)	*(27%)*	*(21%)*	*(34%)*	*(35%)*


Mangrove
Broadband Peers
S&P 500
16.0x
14.0x
12.0x
11.8x
10.0x
9.7x
8.0x
6.7x
6.0x
4.0x
2.0x
0.0x
12.5x
11.0x
14.9x
6.5x
5.1x
4.5x
November 2020:
Sale of Astound to Stonepeak
June 2021:
Sale of Select Properties from WOW! to Astound and Atlantic Broadband
Mangrove Mult. on Date of Initial Public Proposal (5/2/24)
May-19
Nov-19
May-20
Nov-20
May-21
Nov-21
May-22
Nov-22
May-23
Nov-23
May-24
Oct-24

Source: FactSet as of 10/16/24.
Note: Broadband peer median includes CABO, CHTR, CMCSA, FYBR, LUMN and SHEN. Initial public proposal date as of 5/2/24.

CENTERVIEW PARTNERS 12

– Preliminary Working Draft –

– Highly Confidential –

I Valuation Perspectives

Selected Precedent Transactions

Ann. Date	Target	Acquiror	Ent. Value	EV / LTM EBITDA
16-Oct-23	Consolidated Communication	Searchlight	$3,100	9.6x
4-Aug-21	Lumen	Apollo	7,500	5.5x
13-Mar-20	Cincinnati Bell	Macquarie	2,907	7.2x
29-May-19	Frontier	Searchlight	1,352	5.0x
10-Jul-17	Hawaiian Telecom	Cincinnati Bell	656	5.9x
5-Feb-15	Verizon (Assets)	Frontier	10,540	6.2x
	Mean			**6.6x**
	Median			**6.1x**

Source: Public filings and materials, FactSet.
Note: U.S. dollars in millions.

Centerview Partners

13

– Preliminary Working Draft –

– Highly Confidential –

I Valuation Perspectives

Preliminary Discounted Cash Flow Analysis

	Fiscal Year Ending December 31,						Terminal	'24E - '29E
	2024	2025	2026	2027	2028	2029	Year	CAGR
Revenue	$647	$643	$603	$615	$644	$677	$677	+1%
% Growth		*(1%)*	*(6%)*	*+2%*	*+5%*	*+5%*		
Adj. EBITDA[(1)]	$248	$278	$295	$329	$363	$382	$382	+9%
% Growth		*+12%*	*+6%*	*+12%*	*+10%*	*+5%*		
% Margin	*38%*	*43%*	*49%*	*54%*	*56%*	*56%*	*56%*	
(-) D&A	(164)	(139)	(140)	(136)	(169)	(191)	(200)	
Adj. EBIT	$85	$138	$155	$193	$194	$191	$182	
% Growth		*+64%*	*+12%*	*+24%*	*+1%*	*(1%)*		
% Margin	*13%*	*22%*	*26%*	*31%*	*30%*	*28%*	*27%*	
(-) Taxes	(21)	(35)	(39)	(48)	(49)	(48)	(46)	
Tax Rate	25%	25%	25%	25%	25%	25%	25%	
NOPAT	$63	$104	$116	$145	$146	$144	$137	
(+) D&A	164	139	140	136	169	191	200	
(-) Capex	(236)	(245)	(255)	(239)	(241)	(225)	(200)	
(-) Δ in NWC	(10)	(15)	(0)	(5)	1	(4)	–	
+/- Other	(22)	(16)	(8)	(5)	(5)	(3)	(3)	
Unlevered Free Cash Flow	($41)	($32)	($7)	$32	$69	$101	$133	
% Growth		*n.m.*	*n.m.*	*n.m.*	*n.m.*	*+46%*		
% Conversion[(2)]	*(17%)*	*(12%)*	*(2%)*	*10%*	*19%*	*27%*	*35%*	

Implied Share Price[(3)]

		PGR		
		2.5%	3.0%	3.5%
WACC	9.0%	$6.35	$7.80	$9.45
	9.4%	5.25	6.50	7.95
	9.8%	4.20	5.30	6.60

Implied Exit Multiple[(4)]

		PGR		
		2.5%	3.0%	3.5%
WACC	9.0%	5.7x	6.2x	6.8x
	9.4%	5.4x	5.9x	6.4x
	9.8%	5.2x	5.6x	6.0x

Source: Mangrove Management Plan and FactSet as of 10/16/24.
Note: U.S. dollars in millions, except per share amounts. Assumes valuation date of 9/30/24, including 9/30/24 balance sheet and DSO per Mangrove Management. Includes cash flows from Q4'24 onwards. Reflects mid-year convention discounting. Share price figures rounded to the nearest 5 cents. (1) Burdened by stock-based compensation. (2) UFCF conversion calculated as UFCF / Adj. EBITDA. (3) Includes utilization of net operating losses starting in 2027 per Management. (4) Multiples based on terminal year Adj. EBITDA.

CENTERVIEW PARTNERS

14

– Preliminary Working Draft – – Highly Confidential –Today’s Discussion1 Valuation Perspectives2 Appendix

– Preliminary Working Draft –

– Highly Confidential –

2 Appendix

Preliminary Mangrove WACC Analysis

Peer Unlevered Beta

Company	Debt	Market Cap.	Debt / Equity	Beta[1] Levered	Beta[1] Unlevered
Comcast	$98,128	$166,006	59%	0.793	0.597
Charter	96,692	53,569	180%	1.262	0.499
Frontier[2]	11,249	7,117	158%	1.483	0.605
Lumen	16,307[3]	6,520	250%	0.575	0.249
Cable One	3,540	2,034	174%	1.121	0.469
Shenandoah	297	785	38%	0.798	0.674
Peer Median			**166%**	**0.959**	**0.548**
Mangrove - Cons. (Unaff.)	935	326	286%	1.338	0.389
Memo: Mangrove Two-Year Average Debt / Equity Ratio			140%[6]	1.338	0.598[6]

WACC Sensitivity

Debt / Equity	Unlevered Beta 0.53	0.55	0.58	0.60	0.63	0.65
150%	8.9%	9.0%	9.2%	9.3%	9.5%	9.6%
175%	8.9%	9.1%	9.2%	9.4%	9.5%	9.7%
200%	9.0%	9.1%	9.3%	9.4%	9.6%	9.7%

WACC Calculation

Cost of Equity	
20Y U.S. Treasury Yield	4.4%
Unlevered Beta	0.548
Target Debt / Equity	166%
Levered Beta	1.231
LT U.S. Historical Risk Premium[4]	7.2%
Size Premium[5]	2.0%
Cost of Equity	**15.3%**

Cost of Debt	
Pre-Tax Cost of Debt[7]	6.9%
Tax Rate	25.0%
After-Tax Cost of Debt	**5.2%**
Memo: Debt / Capital	62%
WACC[8]	**9.0%**

Source: Mangrove management, public filings, Bloomberg and FactSet as of 10/16/24.

Note: U.S. dollars in millions. Mangrove balance sheet and share count figures as of Q1'24 filing on 3/31/24; Mangrove beta as of date of initial public proposal on 5/2/24. (1) Represents two-year adjusted weekly average beta. Unlevered betas assume 25.0% tax rate for each company. (2) As of unaffected date of 9/3/24. (3) Based on market value of debt as of 10/16/24. (4) Duff & Phelps, 2023. (5) Size premium reflects companies with market capitalization between $0.2bn and $0.6bn. (6) Reflects two-year average Debt / Equity. (7) Reflects BofA B corporate index effective yield. (8) WACC equals ((debt / capitalization * (cost of debt * (1 – tax rate))) + (equity / capitalization * levered cost of equity)).

CENTERVIEW PARTNERS

16

– Preliminary Working Draft – – Highly Confidential –17Fiscal Year Ending December 31,2024 2025 2026 2027 2028 2029Mangrove NOL Usage – – – $103 $95 –(x) Mangrove Tax Rate (1) 21% 21% 21% 21% 21% 21%Mangrove Cash Tax Benefit – – – $22 $20 –Beginning NOL Balance $198 $198 $198 $198 $95 –(-) Mangrove NOL Usage(2) – – – (103) (95) –Ending NOL Balance $198 $198 $198 $95 – –Mangrove NOL AnalysisSource: Mangrove management.Note: U.S. dollars in millions, except per share amounts. Mangrove balance sheet and share count as of 9/30/24 per Management. Assumes mid-year discounting.(1) Assumes U.S. federal tax rate of 21%.(2) NOLs applied to offset federal tax expense.Cash Flow Benefit of NOLsNOL CashFlowBenefit toMangrovePresentValue ofNOL CashFlowBenefit toMangroveImplied Value /Discount Rate PV of NOL Share9.0% $31.5 $0.369.4% 31.1 0.369.8% 30.8 0.352 Appendix